SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Hillier Capital Management Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1526 Waukazoo Drive Holland, Michigan 49424

Telephone Number (including area code):

(616) 738-1977

Name and Address of Agent for Service of Process:

Michael Smorch 1526 Waukazoo Drive Holland, Michigan 49424

Check Appropriate Box:

The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

Yes	[X]	No	[_]

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Holland and State of Michigan on the 23rd day of April, 2004.

HILLIER CAPITAL MANAGEMENT FUNDS TRUST
(Name of Registrant)
Attest: /s/ Zachary De Jonge	By: /s/ Michael Smorch
Zachary De Jonge	Michael Smorch
Secretary	President